Exhibit 99.1

Company/Investor Contact:

Dianne Will

Hemispherx Biopharma, Inc.

518-398-6222

ir@hemispherx.net

Hemispherx Biopharma Files Complete Response with the FDA Regarding its

Ampligen® New Drug Application for Chronic Fatigue Syndrome

… Supplemental Clinical Data Analyses Integrate Results of Controlled Studies

Philadelphia, PA, August 1, 2012: Hemispherx Biopharma, Inc. (NYSE MKT: HEB) (the “Company” or “Hemispherx”) filed yesterday with the U.S. Food and Drug Administration its complete response to the FDA’s November 25, 2009 Complete Response Letter (“CRL”) in support of Ampligen®’s New Drug Application for Chronic Fatigue Syndrome (“CFS”). As previously reported, at a recent meeting with the Agency, Hemispherx reached agreement on the filing requirements for the Company’s complete response (please see the Company's press release and Form 8-K dated July 11, 2012). The FDA has indicated that the new submission will be reviewed on a 6 month cycle. The Ampligen® data were organized and filed with the FDA 53 days after the June 8, 2012 meeting with the Agency. At present, no drug has received FDA approval to treat CFS, a chronic, seriously debilitating disease.

The FDA has agreed to accept, for review, further analyses of data from Hemispherx’s AMP-516 Phase III clinical trial and other Ampligen® trials (AMP-502 and AMP-516C) in lieu of the additional confirmatory Phase III study originally called for in the Agency’s CRL. Whether these data provide adequate evidence of efficacy will ultimately be a review issue, and there can be no assurance the FDA will conclude the data are adequate to support approval of the Ampligen® New Drug Application (“NDA”).

Included in the additional AMP-516 study analyses submitted to the FDA is an examination of the quality of life parameters in patients who either met or failed the primary endpoint (exercise treadmill testing or “ETT”). Hemispherx believes the data show that patients who were able to continue on a treadmill for at least 25% longer than at baseline achieved significantly greater improvement in vitality, general health perception, Karnofsky performance score, and activities of daily living compared to those that improved less than 25% in ETT.

Patients who participated in the 40-week AMP-516 study were permitted to enroll in a 24-week extension study; all patients during the extension study received Ampligen® but were not informed of the treatment they received during the initial 40-week study period. The Company believes the data show that 1) the patients who received Ampligen® over the entire 64 weeks continued to improve during the 24-week extension study, experiencing a mean improvement of 23% in treadmill duration; 2) patients who crossed over from placebo to Ampligen® experienced a mean improvement of 39% over the 24 weeks of Ampligen® treatment; and 3) the proportion of patients who improved by at least 25% in exercise duration from baseline was significantly greater for the patients who switched from placebo to Ampligen® during the last 24 weeks (30%) compared to the patients who remained on Ampligen® (11% during the last 24 weeks).

The Food and Drug Administration Safety and Innovation Act (the “FDASIA” statute), which was signed into law by President Obama on July 9, 2012, includes new provisions for the “enhancement of accelerated patient access to new medical treatments.” Specifically, the FDA is authorized by these new provisions to “approve an application for approval of a product for a serious or life-threatening disease or condition, including a fast track product, under section 505(c) or section 351(a) of the Public Health Service Act upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.” (Public Law 112-144, Section 901)

Hemispherx believes that the data and analyses provided in its complete response may be relevant to the potential for approval of Ampligen® under this expanded statutory authority. There can be no assurance, however, how the FDA will implement the new FDASIA provisions.

In November, 2010, Hemispherx announced the publication of new analyses of data from the AMP-516 Trial showing that patients on Ampligen®, an experimental therapeutic, reduced their use of concomitant medications compared to patients receiving placebo. In particular, Ampligen® patients reduced their use of medications that may prolong the QT interval. Prolongation of the QT interval is a known risk factor for sudden cardiac death and arrhythmias. A greater portion of the placebo patients were found to have a significant prolongation of the QT interval compared to patients who had received Ampligen®. Cardiac death is one of three major causes of premature death in CFS, which affects predominantly women in their 40s. The article (“Cardiac Toxicity in Chronic Fatigue Syndrome: Results from a Randomized 40-Week. Multicenter Double-blind Placebo Control Trial of Rintatolimod”) can be found at http://jrnlappliedresearch.com/articles/Vol10Iss3/Vol10%20Iss3Stouch.pdf.

Also, in March, 2012, a peer reviewed analysis of data from the AMP-516 Trial was published in PLoS One (“A Double-Blind, Placebo-Controlled, Randomized, Clinical Trial of the TLR-3 Agonist Rintatolimod in Severe Cases of Chronic Fatigue Syndrome”) showing that the proportions of Ampligen® patients with exercise treadmill testing improvements of at least 25% and at least 50% were, respectively, 1.7 and 1.9-fold greater than those patients on placebo. ETT is an established primary efficacy endpoint which has been used in numerous clinical trials of various chronic debilitating disorders. A continuous responder analysis, which examined response improvements from 25% to 50% in 5% increments, showed a greater improvement in exercise tolerance for patients receiving Ampligen®, an experimental therapeutic, versus placebo at every 5% increment above 25%. The article can be found at http://dx.plos.org/10.1371/journal.pone.0031334.

DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements (explained below), including statements about the remaining steps to potentially gain FDA approval of the Ampligen® NDA for the treatment of Chronic Fatigue Syndrome. The final results of these and other ongoing activities could vary materially from Hemispherx’s expectations and could adversely affect the chances for approval of the Ampligen® NDA. These activities and the ultimate outcomes are subject to a variety of risks and uncertainties, including but not limited to risks that (i) the complete response Hemispherx submitted in support of the Ampligen® NDA may not be accepted by the FDA or such acceptance may be delayed; (ii) the FDA may ask for additional data, information or studies to be completed or provided prior to approval; (iii) the FDA may require additional work related to the commercial manufacturing process to be completed prior to approval or may, in the course of the inspection of manufacturing facilities, identify issues to be resolved; and (iv) the FDA may determine that the complete response submitted by Hemispherx is not “complete,” potentially requiring the Company to conduct additional activities before it can re-file, if at all, the complete response. Any failure to satisfy the FDA’s requirements could significantly delay, or preclude outright, approval of the Ampligen® NDA.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® (FDA approved for a category of sexually transmitted diseases) and the experimental therapeutics Ampligen® and Alferon® LDO. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials with the referenced disorders. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®). The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit www.hemispherx.net.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are based on the company’s current beliefs and expectations and represent the Company’s judgment as of the date of this release. The inclusion of forward-looking statements should not be regarded as a representation by Hemispherx that any of its plans will be achieved. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond Hemispherx’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Examples of such risks and uncertainties include those set forth in the Disclosure Notice, above, as well as the risks described in Hemispherx’s filings with the Securities and Exchange Commission, including the most recent reports on Forms 10-K, 10-Q and 8-K and Hemispherx’s beliefs that the Ampligen® NDA may be covered by the new provisions of the FDASIA statute, which are subject to FDA interpretation and implementation, or that such provisions, if applicable, will be helpful with regard to obtaining FDA approval of the Ampligen® NDA. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Hemispherx undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise revise or update this release to reflect events or circumstances after the date hereof.